                                  EXHIBIT 11.01

                           CONSOLIDATED PRODUCTS, INC.

                        COMPUTATION OF EARNINGS PER SHARE



NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

   Primary and fully diluted earnings per common and common equivalent share are computed by dividing net earnings by the weighted average number of common shares and common equivalent shares. Common equivalent shares include shares subject to purchase under stock options.

   Net earnings per common and common equivalent share and weighted average shares and equivalents for the twelve and forty weeks ended July 3, 1996 have been restated to give effect to the 10% stock dividend declared on December 18, 1996.

   The following table presents information necessary to calculate net earnings per common and common equivalent share:

                                                              TWELVE                        FORTY
                                                            WEEKS ENDED                   WEEKS ENDED
                                                      -------------------------     --------------------------
                                                        JULY 2,        JULY 3,        JULY 2,        JULY 3,
                                                         1997           1996           1997           1996
                                                      -----------    -----------    -----------    -----------
Primary:

     Weighted average shares outstanding               15,520,539     15,239,749     15,446,124     15,142,444

     Share equivalents                                    245,769        342,001        274,735        355,938
                                                      -----------    -----------    -----------    -----------
     Weighted average shares and equivalents           15,766,308     15,581,750     15,720,859     15,498,382
                                                      -----------    -----------    -----------    -----------
                                                      -----------    -----------    -----------    -----------
Fully Diluted:

     Weighted average shares outstanding               15,520,539    15,239,749      15,446,124     15,142,444

     Share equivalents                                    271,266       342,066         308,863        368,754
                                                      -----------    -----------    -----------    -----------
     Weighted average shares and equivalents           15,791,805     15,581,815     15,754,987     15,511,198
                                                      -----------    -----------    -----------    -----------
                                                      -----------    -----------    -----------    -----------
Net earnings:

     Net earnings for primary and fully diluted
          earnings per share computation              $ 4,555,631    $ 3,706,281    $11,588,092    $ 9,285,827
                                                      -----------    -----------    -----------    -----------
                                                      -----------    -----------    -----------    -----------


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